Exhibit 10.6

March 6, 2021

FLY E-BIKE

Dear MR. OU:

Thank you for selecting us to assist your business. The purpose of this letter is to confirm the terms of our engagement and the services we will provide. You received this letter because we understand you are the person responsible for the business matters of the corporation.

OBJECTIVE OF ENGAGEMENT

We will provide consulting services to assist client in addressing its accounting and financial reporting requirements and obligations, and to assess and evaluate its corporate objectives.

SERVICES

Our services within the scope of this engagement will be performed in accordance with Statement on Standards for Consulting services No. I issued by the American Institute of Certified Public Accountants (“AICPA”). We anticipate our services to include, but not be limited to, the following:

a.	Advisory Services-DGLG will work with the Company and its counsel to evaluate financial, marketing and regulatory issues.

Our advisory services include:

-	Advise with respect to business planning issues in preparation for a public offering;

-	Advise with respect to the choice of charter and form of organization;

-	Review and advise with respect to the Plan (e.g. sizes of benefit plan purchases; maximum purchase limits for investors);

-	Discuss the appraisal process and analyze the appraisal with the Board of Directors and management;

-	Participate in drafting the offering disclosure documents and any proxy materials, and assist in obtaining all requisite regulatory approvals;

-	Develop a marketing plan for the subscription and community offerings, considering various sales method options, including direct mail, advertising, community meetings and telephone solicitation;

-	DGLG will work with the Company to provide specifications and assistance (including recommendations) in selecting certain other professionals that will perform functions in connection with the IPO process. Fees and expenses of financial printers, transfer agent and other service providers will be borne by the Company, subject to agreements between the Company and the service providers;

-	Develop a depositor proxy solicitation plan;

-	Advise/Assist through the planning process and organization of the Stock Information Center (the “Center”);

-	Develop a layout for the Center, where stock order processing and depositor vote solicitation occur;

-	Provide a list of equipment, staff and supplies needed for the Center;

-	Draft marketing materials including press releases, letters, stock order form, advertisements, and informational brochures. If a community meeting or “road show” is anticipated, we will help draft the presentation; and

-	After consulting with management, determine whether and when to conduct a syndicated community offering through assembling a group of selected broker/dealers to sell stock remaining after the community offering, on a best-effort basis. Alternatively, consulting with management, as it relates to a “stand-by” firm commitment public underwriting, involving DGLG and other broker/dealers.

SERVICES TO DATE

Any services performed by DGLG LLC in connection with this engagement prior to this engagement letter, including any invoices sent or payments made by the client, shall be subject to the terms of this agreement in the same manner as if they were performed after the date this agreement is executed.

ADDITIONAL SERVICES

Any additional services that you may request, that we agree to provide, may be the subject of separate written agreements, either in the form of a separate engagement letter or as an amendment to this engagement letter. In the absence of any other written communication from us documenting such additional services, our services will continue to be governed by the terms of this engagement letter.

Administrative Services and Stock Information Center Management - DGLG will manage substantially all aspects of the Offering and depositor vote processes. The Center centralizes all data and work effort relating to the Offering.

Our administrative services include the following:

-	Provide experienced on-site DGLG FINRA registered representatives to manage and supervise the Center;

-	Administer the Center. All substantive investor related matters will be handled by employees of DGLG;

-	Train and supervise Center staff assisting with order processing;

-	Prepare procedures for processing stock orders and cash, and for handling requests for information;

-	Educate the Company’s directors, officers and employees about the Offering, their roles and relevant securities laws;

-	Educate branch managers and customer-contact employees on the proper response to stock purchase inquiries;

-	Prepare daily sales reports for management and ensure funds received balance to such reports;

-	Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;

-	Coordinate with the Company’s stock exchange and the Depository Trust Company to ensure a smooth closing and orderly stock trading;

-	Design and implement procedures for facilitating orders within IRA accounts; and

-	Provide post-offering subscriber assistance and management of the proration process, in the event orders exceed shares available in the Offering.

LIMITATION OF SERVICES

We will not perform management functions or make management decisions for client. However, we may provide advice, research materials, and recommendations to assist client’s management in performing its functions and making decisions. Our role is not to perform on-going monitoring activities or control activities that affect the execution of transactions or ensure that transactions are properly executed. Our role in this engagement is to review the activities performed by management and report deficiencies and provide recommendations for improvement. Client’s management will have the ultimate responsibilities for determining which recommendations will be implemented and to evaluate the adequacy and results of the service performed and accept responsibility for the results of the services.

Mr. OU will be the individual designated by management to oversee our services in this regard.

CLIENT ASSISTANCE IN SUPPORT OF SERVICES

Certain documentation and information will be requested by us during the course of this engagement in order for us to complete the engagement objectives as you may outline to us. The client agrees that all records, documentation, and information requested by us in connection with this engagement will be made available to us (including those pertaining to related parties), that all material information will be disclosed to us, and that we will have the full cooperation of your personnel.

If we believe that failure to make reasonably requested information available prohibits us from making conclusions in accordance with engagement objectives, we will so notify you. In such event, you will not hold us responsible and all fees and expenses will be paid to us in accordance with the terms of the engagement.

ASSUMPTIONS AND REPRESENTATIONS

In performing our services, we will rely on the accuracy and reliability of data obtained from the client. As part of this engagement, we will not audit, review or compile financial statements, and we will not express an opinion of any form of assurance on them. Any written reports that we prepare are to be used only in connection with engagement hereunder and may not be distributed to outside parties, published or used in any other manner without the written consent of DGLG LLC. Our engagement cannot be relied 111 upon to disclose fraud or other illegal acts that may exits.

ACCESS TO WORKING PAPERS

All working papers and other documents prepared or received by us pursuant to this engagement will be maintained by us as confidential material in accordance with the terms hereof. Any working papers that we compile in connection with this engagement are the property of DGLG LLC. We currently retain working papers for seven years from the completion of the engagement. After such time, working papers are properly disposed of. We are not responsible for the retention of Client's original records

CONFIDENTIALITY

As a client ofthe firm, you can feel confident that we are committed to safeguarding your personal information, using internal policies, procedures, and safeguards reasonably appropriate for the information we receive. We may from time to time, and depending on the circumstances, share confidential information with third-party service providers; any such third-party service provider will be required to maintain the confidentiality of your information.

ELECTRONIC COMMUNICATION AND DISSEMINATION

In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they were intending, we cannot guarantee or warrant the e-mails from us will be properly delivered and received by addressee. In that regard, you agree that we shall have no liability for any loss or damage resulting from the use of e-mail transmissions.

With regard to the electronic dissemination of any financial statements or tax returns, including documents published electronically or on your Internet website, you understand that electronic sites are a means of distributing information and, therefore, we are not required to read the information contained in those sites or to consider the consistency of other information in the electronic site with the original document.

INDEMNIFICATION

Client agrees to indemnify, hold harmless, and defend DGLG LLC, its members, Each disputing party shall pay an equal percentage of the mediator's fees and expenses. If the matter is not resolved within 60 days after the mediator's first meeting with the involved parties, then and only then shall the parties be at liberty to initiate legal proceedings with respect to the matter(s) in dispute.

FEES

Our fee for this engagement will be $350,000 per each party's agreement. If we encounter a situation where we feel that the fee may exceed this amount, we will discuss with you before proceeding.

A retainer of $100,000 is required upon signing of this engagement letter. Our invoices for these fees will be payable as follows:

USD Total
Sign of Engagement	$100,000
During Audit field work	25,000
After IPO	225,000
Total:	$350,000

All payments made to DGLG LLC should be mailed to 39-15 Main Street Suite 207, Flushing, NY 11354. In the event a previously presented invoice remains unpaid, in addition to all other rights and remedies, we reserve the right to suspend our services until full payment is remitted to us, or alternatively, to terminate our services. We will not be responsible for the consequences of any such work stoppage.

Either party may terminate this agreement upon 30 days' notice to the other party. In the event that we choose to terminate our services for cause, Client shall be obligated to pay us for all services and charges accrued through the date of termination irrespective of whether we have concluded our engagement or rendered a report.

Should you terminate this engagement prior to having paid DGLG LLC an amount equal to the value of the services we have performed up to the date of termination, you agree to promptly remit any balances due. Our fee for the services described will be standard billing price plus out-of-pocket expenses. All invoices are due and payable upon presentation. To the extent permitted by state law, an interest charge will be added to all accounts not paid within thirty (30) days.

COMPLETE AGREEMENT

This engagement letter represents the entire agreement between DGLG LLC and the Client regarding the terms of the engagement, and supersedes all prior agreements, proposals, understandings, negotiations, promises, and notifications. The Client agrees that this engagement letter shall not be amended or modified in any respect, nor shall any provisions of the engagement letter be waived, except by an instrument in writing signed by the party against whom enforcement is sought.

SEVERABILITY

Any term or provision of this Agreement that is invalid or unenforceable in any situation, in any jurisdiction, shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

NON ASSIGNMENT & INTENDED RECIPIENT

Our engagement hereunder is to be performed solely for the benefit of Client and no other person or entity is intended to have any rights under, or to be able to enforce the terms of, this agreement. Accordingly, unless otherwise agreed to in a writing signed by us, the services provided, and any work product resulting from employees, agents, shareholders, affiliates, officers, and assigns against any and all losses, claims, damages, liabilities and costs (including, without limitation, legal and other expenses in investigating or defending claims or in giving testimony or in furnishing documents) relating to or arising out of DGLG LLC's services or any transaction resulting there from. This indemnification clause shall not apply to the extent any such loss, claim, damages, liabilities, expenses or costs are found in the final judgment by a court to have resulted from DGLG LLC's own negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this agreement.

In the event that we are compelled by any subpoena, Court Order, or other legal authority to produce documents related to this engagement, whether originally received from the Client or generated by us in performing services related to this engagement, Client agrees to reimburse us for reasonable administrative and legal costs incurred in connection with the collection, review, and production of any such documents, as well as time spent responding to any subpoena or providing testimony.

LIMITATION OF LIABILITY

Client agrees that any liability of DGLG LLC arising out of the services provided under this agreement is limited to the lesser of actual damages incurred or two times the amount of the fee paid for the specific service from which the claimed damages arose. However, this limitation shall not apply in the event DGLG LLC is adjudged to have acted willfully or to have been grossly negligent. In no event shall DGLG LLC or its personnel be liable to you for any punitive, consequential, lost profits, or benefit-of-the-bargain damages in connection with the services provided under this agreement.

DISPUTES

As a condition precedent to any lawsuit, all disputes arising under this agreement (including, but not limited to the scope, nature and quality of services to be performed by us, our fees and other terms of the engagement) shall first be submitted in good faith to mediation to National Arbitration and Mediation, LLC. The mediation shall be conducted in the County of New York, in the State of New York. those services, are not intended to benefit, be used by, or relied upon by anyone other than the listed clients.

GOVERNING LAW

This agreement, and any disputes that may arise out of the services provided under this agreement, shall be governed by the laws of the State of New York, without regard to choice of law principles. Any action arising out of the services provided under this agreement shall be commenced in the Supreme Court of the State of New York in the County of Nassau or the County of New York, or in the United States District Court for the Southern or Eastern District of New York.

ACKNOWLEDGEMENT

We believe the foregoing correctly sets forth our understanding, but if you have any questions, please let us know. Several technical terms and phrases have been used herein: we presume you to understand their meaning or that you will notify us otherwise so that we can furnish appropriate explanations.

To affirm that this letter agrees with your understanding of the terms of our engagement, please sign the enclosed copy in the space indicated and return it.

We appreciate your confidence in us.

Sincerely,

/s/ Steven Guo
Steven Guo, Partner

DGLG LLC 39-15 Main Street, Suite 207, Flushing, NY 11354 www.dglgtax.com

Accepted by:	/s/ Zhou Ou
Title:	President
Date:	3/16/2021
Business name:	Fly E-Bike
Business Address:	33-06 28th Ave